                                 LEASE AGREEMENT
                               NO. EST-160/000630

Moscow                                                                 June 2000

         OOO Energosouyz-A, hereinafter referred to as "Lessor", represented by
General Director A.Y. Novikov, acting on the basis of the Charter, on the one hand, and ZAO ST Goloil, hereinafter referred to as "Lessee", represented by
General Director V.V. Bergulev, acting on the basis of the Charter, on the other hand, have entered into this Agreement on the following:

1.       DEFINITIONS

1.1.  "Agreement" shall mean this Lease Agreement as well as all Attachments, amendments and addenda thereto, signed by the Parties as prescribed by this
Lease Agreement.

1.2.  "Parties" shall mean exclusively Lessor and Lessee collectively.

1.3.  "Official Authorization" shall mean any resolutions, authorizations and approvals, which are necessary to be obtained from the central and local government, state and other bodies, as well as the management bodies of the
Parties in connection with the implementation hereof.

1.4.  "Leased Assets" shall mean Pipeline, wells, auxiliary equipment and infrastructure pertaining thereto, as well as other assets, included into the list of leased assets which constitutes Attachment 1 hereto, including any addenda to the above Attachment 1.

1.5.   "License" shall mean license XMH No. 10467 HP for the use of the subsoil for the exploration and production of hydrocarbons, issued to the
Lessee and registered on June 19, 1997.

1.6.  "Licensed Area" shall mean Eguriyahsky licensed area described in the
License, including Eguriyahskoye, Yuzhno-Eguriyahskoye and Golevoye fields and the adjacent territory, located in Nizhnevartovsk district of Khanty-Mansi
Autonomous Okrug.

1.7. "Raw Hydrocarbons" shall mean gas-liquid mixture, condensate or any other raw hydrocarbons in liquid state extracted from the wells on the Licensed Area and intended for producing Crude Oil and its delivery to the system of Main Oil
Pipelines of JSC Transneft.

1.8. "Crude Oil" shall mean the end product received from Raw Hydrocarbons after transportation and preparation of Raw Hydrocarbons for transfer to the system of
Main Oil Pipelines of JSC Transneft meeting the requirements of the state standard (GOST or TU) established for crude oil.

1.9.  "Leasing Fee" shall mean Crude Oil delivered by Lessee to Lessor under
Article 4 hereof as leasing fee for the use of the Leased Assets hereunder.

1.10.  "Contractor" shall mean a specialized unit or enterprise employed by
Lessee for the operation of the Leased Assets.

1.11.  "Materials" shall mean materials, including without limitation:
insulation materials, pipes, pumps and other property, which may be used in the construction, retooling and operation of Leased Assets.

1.12.  "Lease Term" shall mean the period specified in Article 2.10 hereof.

1.13. "Leased Assets Transfer Act" shall mean any document signed by the Parties and certifying the transfer of any Leased Assets by Lessor to Lessee to be attached hereto and constituting an integral part hereof.

1.14.  "Crude Oil Transfer  Act" shall mean each Crude Oil transfer act executed by the Department of Main Oil Pipelines of the JSC Transneft and the Lessee.

1.15. "Crude Oil Delivery Act" shall mean each of the documents  executed by the
Parties evidencing the transfer by the Lessee to the Lessor of Crude Oil as payment of the Leasing Fee.

2.       GENERAL PROVISIONS

2.1.  The purpose of this Agreement is to provide to Lessee a possibility to perform a set of measures in the operation of the Leased Assets and their maintenance in good repair to ensure Raw Hydrocarbons extraction and production of Crude Oil with its subsequent marketing in the Russian Federation and outside it in order to generate profit.

2.2.  Lessor shall deliver and Lessee shall accept the Leased Assets for use hereunder.

2.3.  The terms and conditions hereof may be amended by agreement between  the
 Parties, provided such amendments are in writing.

2.4. All spare parts and other property, except those constituting the Leased
Assets, necessary for the operation of the Leased Assets, shall be fully provided by the Lessee.

2.5. All Crude Oil produced by Lessee as a result of its activities in the
Licensed Area, less Crude Oil constituting the Leasing Fee, shall be the property of Lessee.

2.6. All Crude Oil delivered to Lessor as Leasing Fee under a Crude Oil
Delivery Protocol shall be the property of Lessor.

2.7. All the works performed by Lessee or Contractor and affecting the operation of the Leased Assets or interfering with the operation mode thereof shall be agreed with Lessor.

2.8. Any equipment installed by Lessee, or Contractor engaged by Lessee, as a result of repairs, modernizations, replacements, improvements, or additional works performed on the Leased Assets during the Lease Term, should be the property of Lessee.

2.9. Lessee shall deliver to Lessor the Materials available to Lessee, at the price agreed by Parties (with due account of the cost of delivery, installation, assembly, laying and other expenses).

2.10. Parties agree hereby to establish the Lease Term of 7 (seven) years commencing from the first Leased Assets Transfer Act with subsequent automatic extension thereof for 7 (seven) year periods, unless the Parties agree on the transfer of the Leased Assets to Lessee.

3. CONDITIONS OF LEASE

3.1. Lessor shall deliver to Lessee for temporary use for the entire term of the lease all the Leased Assets in accordance with Attachment 1 (subject to any addendum thereto) in a condition permitting its normal operation.

3.2. Lessor may exercise control over the use of the Leased Assets as follows:

3.2.1. To receive at the request of Lessor information on the condition of the
Leased Assets and the works conducted thereon;

3.2.2. To perform inspection of the Leased Assets provided Lessee is notified
48 (forty eight) hours in advance and further provided that any such inspection shall not interfere with the normal operation of the Leased
Assets by Lessee.

3.3.     Leased Assets shall be deemed leased from the date of signing of a
Leased Assets Transfer Act with respect thereof.

3.4. If during the Term hereof Lessee deems that the subsequent operation of any well, which is part of the Leased Assets, is economically unviable, Lessee shall immediately notify Lessor of its intent to terminate the operation of such well.
Should Lessor agree to such termination (provided, if within thirty days from such notice Lessor fails to respond thereto, such consent shall be given),
Lessee may terminate operation of such well and perform at its own expense all the required works for its conservation or liquidation and abandonment. If within the above period Lessor notifies Lessee of its disagreement with the termination of such well operation, the Parties shall within 30 (thirty) days hold negotiations and agree upon the measures which need to be taken to put such well in a condition meeting the economic expediency requirement of the Parties.

4. LEASING FEE

4.1. Leasing Fee for the Leased Assets shall be 1/2 of the total amount of Crude
Oil transferred by the Lessee pursuant to the Crude Oil Transfer Acts.

4.2. Lessee shall no later than 48 (forty eight) hours after execution of each
Crude Oil Transfer Acts notify the Lessor of the execution of such Crude Oil
Transfer Act and deliver a copy thereof to the Lessor by fax.

4.3. Lessee shall pay the Leasing Fee monthly by execution of Crude Oil Delivery
Act no later than three business days from the date of each Crude Oil Transfer
Act and performance of actions described in Clause 4.4 hereof.

4.4. Lessor shall fulfill written instructions of the Lessor regarding delivery to the JSC Transneft of a confirmation of transfer of Crude Oil to the Lessor
(pursuant to relevant Crude Oil Delivery Act) and necessary instructions on the direction of transportation and conditions for transfer to the recipient of such
Crude Oil, no later than three business days from the date of receipt of such instructions from the Lessor. Lessee shall deliver to the Lessor a copy of instructions sent to JSC Transneft.

4.5. For the delay of performance of any of the following actions for the period exceeding one month:

4.5.1. Execution by the Lessee of an Crude Oil Delivery Act in accordance with
Clause 4.3; or

4.5.2. Delivery to the JSC Transneft of necessary instructions on the direction of transportation and conditions for transfer to the recipient of such
Crude Oil transferred to the Lessor pursuant to a Crude Oil Delivery Act in accordance with Clause 4.4.

Lessee shall pay to the Lessor a fine in amount equal $1 (one U.S. Dollar)
per each ton of Crude Oil with respect to which such delay shall have occurred.

4.6. The amount of the Leasing Fee may be changed by agreement of the
Parties.

5. RIGHTS, OBLIGATIONS AND LIABILITY

5.1. Lessee shall uninterruptedly possess and use the Leased Assets from the day immediately following the signing of the relevant Leased Assets Transfer Act throughout the entire term hereof, as long as there is no default on the obligations of Leasing Fee payment or any other obligations contained herein are violated.

5.2. Without the consent of Lessor Lessee may not sublease the Leased Assets, transfer its rights and obligations under the Lease Agreement to another person, provide the Leased Assets for free use, pledge the leasing rights or contribute them to the charter capital of business partnerships and companies or contribute them as a consideration for an ownership interest.

5.3. Lessee may execute works on the Leased Assets and to this end enter into agreements with a Contractor for the performance of improvements, construction and assembly works as well as preventive and technical maintenance.

5.4. Lessee shall be fully liable for the obtaining of all Official
Authorizations necessary for the operation of the Leased Assets during the
Lease Term.

5.5. Lessee shall fully inspect the Leased Assets and/or test its working order to determine all possible defects and/or demerits of the Leased Assets before the execution of the Leased Assets Transfer Act.

5.6. Prior to the execution of the Leased Assets Transfer Act Lessee shall be provided with an opportunity to test the Leased Assets as well as an access to all the documents related to the Leased Assets.

5.7. Lessee shall be fully responsible for the technical maintenance and operation of the Leased Assets.

5.8. Lessor shall deliver the Leased Assets in due working order, which shall be acknowledged by a Leased Assets Transfer Act. Lessor shall not be liable to
Lessee or to any other third party in the event of any malfunctions of the
Leased Assets and the effects of such malfunctions, which may arise for the reason of some existing or future concealed defects of the Leased Assets. Should any of such defects of the Leased Assets be discovered during the term of the lease, Lessee and Lessor shall remedy such defects or damages of the Leased
Assets, the cost of such defects remedy to be equally borne by the Parties.
Lessee shall not have any claims and relieve Lessor, its managers and employees from any liability associated with the concealed defects or such defects and damages that result from negligence or willful misconduct in handling of the
Leased Assets by Lessee or its employees.

5.9. Lessee agrees to provide the Leased Assets with all resources required for the operation thereof, including without limitation such resources as electric power, fuel and steam, as well as with the equipment necessary for discharge purification.

5.10. Lessee shall at its own expense perform current repairs of the Leased
Assets. Major repairs of the Leased Assets shall be performed by Lessee upon agreement with Lessor and all the costs of such major repairs shall be equally borne by the Parties.

5.11. Lessee shall relieve Lessor from any liability associated with the payment of damages, which occurred as a result of violations in the normal work of the
Leased Assets through a fault of Lessee or Contractor.

5.12. If for the maintenance of the Leased Assets Lessee employs a specialized unit, specially established under ZAO ST Goloil, or a specialized enterprise for the Leased Assets maintenance established outside ZAO ST Goloil, and if the above subdivision/enterprise is a limited liability entity, then Lessee shall act as guarantor for the payment by such subdivision or enterprise of any damage, which may be caused to the Leased Assets by improper, erroneous or unqualified actions of the personnel of such subdivision or enterprise, regardless whether such damage was inflicted by a willful or negligent act or omission on behalf of the personnel.

5.13. Lessee agrees to provide for an accurate accounting and reporting of the
Raw Hydrocarbons produced and transported through the Pipeline as well as of the produced Crude Oil amounts, and for an immediate delivery of such reports to
Lessor.

6. PERSONNEL

6.1. Personnel operating the Leased Assets shall be employed by Lessee independently or with the assistance of a specialized unit or enterprise servicing of the Leased Assets.

7.       WARRANTIES

7.1.     Lessor and Lessee hereby warrant to each other that:

     (1) The persons who signed this Agreement on their behalf have all the rights and authority therefore.

     (2) Entering into this Agreement is within their authority and all Official
Authorizations have been duly obtained.

     (3) Execution of this Agreement does not contradict any law, regulation or contractual terms, which are or may be binding on the Parties.

7.2.  Neither Party will perform any actions or omissions or permit any third party to perform such actions or omissions that may cause damage to any Party hereto.

8.       INSURANCE

8.1.     Lessee shall maintain insurance against a physical loss or damage to the Leased Assets.

8.2.     Such  insurance coverage shall be  provided at the choice of Lessor through Ingosstrakh and/or any other authorized insurer.

9.       FORCE MAJEURE

9.1. Neither Party shall be liable for losses or otherwise in the event of any failure or delay in the performance of any obligation hereunder (except obligations of payment, as prescribed by this Agreement and Attachment 3 hereto)
if such failure or delay is a result of Force Majeure which means any event, or circumstance which are beyond the reasonable control of a Party, including, without any prejudice for the generality of the foregoing, failure or delay caused by natural calamity, strikes, flood, wars (both declared and undeclared), disturbances, destruction of Crude Oil, late arrival of vessels due to accident or unfavorable weather conditions, maritime risks, embargo, accidents and restrictions, established by government authorities (including directives, priorities, requisitions, control over quotas and prices); it is understood however, that Force Majeure shall not include: a) actions of the Parties or b)
action of any authority or entity to which Lessee is directly subordinated.

9.2. If the above Force Majeure events prevent any Party, partially or in full, from the performance of its actions or of any of its obligations, or any provisions hereunder, then after delivery of a written notice and detailed report about the effects to the other Party, the performance of the obligations of the notifying Party, if the default is caused by the Force Majeure, shall be suspended for the time of persistence Force Majeure. Lessor and Lessee shall also immediately start negotiations, which may result in the amendment of this
Agreement. Such amendment shall promote an earliest resumption hereof with the least financial losses for the Parties.

10. CONFIDENTIALITY

10.1. Parties shall take necessary measures to prevent disclosure of any confidential information marked "Confidential".

10.2. Confidential information may be disclosed to third parties solely upon a preliminary consent of the Party, which owns such information.

10.3. Parties hereby accept that each of them may need to disclose confidential information to government authorities by law, or in connection with official authorizations, and each Party will do its best to limit the disclosure to the foregoing events. Neither Party, which owns such information, shall, without good reasons thereto, prevent to disclosure of such information to government authorities.

10.4. The amount and contents of the confidential information related to the subject of this Agreement shall be determined by each Party independently.

10.5. Disclosure of information to a Third Party, publication or any other disclosure of confidential information within 5 (five) years after the termination hereof is permitted only with a written consent of the other Party, regardless of the termination reason.

10.6. Lessor and Lessee shall apply the confidential provisions of Article 10 hereof to the entire personnel having access to any confidential information.

11. TERMINATION OF THE LEASE

11.1. This Agreement shall terminate:

11.1.1. As specified in Clause 2.10 hereof;

11.1.2. By agreement between the Parties;

11.1.3. Whenever such termination under a judicial procedure (subject to Clause
12.2) is prescribed by applicable legislation.

11.2. After the termination of this Lease Agreement the Leased Assets shall be returned within 60 calendar days to Lessor in fully working order under a Leased
Assets return protocol to be signed by the Parties.

11.3. In the event of a delay in the return of the Leased Assets (not through the fault of Lessor) for more than 30 (thirty) calendar days after the expiration of the time specified in Clause 11.2 hereof, Lessee shall pay Lessor a penalty in amount equal to 1/12 of the total Leasing Fee amount, paid hereunder for the preceding full calendar year, for each full or not full month of such delay.

11.4. If Lessee failed to return the Leased Assets or was late to return it in due time, Lessor may claim Leasing Fee for the entire period of delay. If the above payment does not cover the losses incurred by Lessor, Lessor may claim their reimbursement in full in excess of such penalty specified in Clause 11.3 hereof.

11.5. Other failure to perform or improper performance of provisions hereof shall result in liability in accordance with current Russian laws.

12. DISPUTE RESOLUTION

12.1. All problems and disagreements arising in connection with this Agreement, or construction of its provisions shall above all be resolved by negotiations.

12.2. If Parties are unable to resolve such problem or disagreement within 30
(thirty) days after its occurrence, such problem or disagreement may be submitted by any Party to the Arbitration Court of Moscow for consideration.

12.3. Disagreements, disputes or arbitration proceedings between the Parties shall nor relieve them from their obligations hereunder not related to such disagreements, disputes or arbitration proceedings.

13. NOTICES

13.1. Any notice or other correspondence sent by one Party to the other under this Agreement shall be in writing and delivered in person, or forwarded by registered mail or by facsimile to the address and/or according to the information specified in Article 15 hereof (unless the Party notifies the other
Party in writing of another address or fax number).

13.2. Any such notice or other correspondence shall be deemed delivered, if delivered in person or by registered mail on the day of such notice receipt by the addressee, and if delivered by facsimile - on the day of such notice or correspondence dispatch.

14.      FINAL PROVISIONS

14.1. If any provisions hereof for any reason become invalid, ineffective, not legally binding or unlawful, such provision shall not affect the validity and effect of any other provisions. The Parties agree that if any provision hereof is deemed ineffective and/or unenforceable, such provision shall be the subject of good faith negotiations with the view to amend such provision for it to become valid and could maximally correspond to the original intent of the
Parties regarding its subject matter.

14.2. Neither Party may assign any rights and/or obligations hereunder to any third party without a preliminary written consent of the other Party. The provisions of this Clause 14.2 may not be construed as limiting the right of
Lessor, as the owner of the Leased Assets, to alienate such assets with due consideration of rights of the Lessee provided by current laws and this
Agreement.

14.3. This Agreement is made in 3(three) counterparts in Russian, each of which has equal force.

14.4. This Agreement shall be deemed entered into by the Parties from the date of its signing and shall enter into force upon the satisfaction of the registration requirements, if applicable hereto under applicable laws. If the registration requirements are applicable hereto, the Parties shall jointly perform all the necessary actions for an earliest completion of such registration.

15.      BANKING INFORMATION OF THE PARTIES

                           LESSOR                                                    LESSEE
                      OOO Energosouyz-A                                           ZAO ST Goloil

Payment information:                                           Payment information:
Settl. Acct. 40702810938180101969                              Settl. Acct. 407028102089500001525
In Vernadsky OCB 7970/01257 MB AK CB RF                        Combesbank City of Raduhzny
Corr. account 30101810600000000342                             Corr. acct. 301018107000000008953
BIK 044525342                                                  BIK 047165895
INN 7736203997, OKPO - 52739393                                INN 8620003542, OKPO - 18159600,
OKONKH - 71100, 71200, 80400, 83000,                           OKONKH - 95120
11220, 72200, 14933,
81200, 91620, 93690, 61110
Address: RF, 117334, Moscow,                                   Address: 9A Tsentralnaya Ul. Novoagansk,
5 ul. Kosygina                                                 Nizhnevartovsky District,
                                                               Khanty-Mansi Autonomous Area
                                                               Tyumen Region 626417
Tel.:  (095) 135-0072                                          Tel.:  (34668) 40 731
Fax:  (095) 137-5553                                           Fax:  (34668) 40371

ON BEHALF OF LESSOR                                          ON BEHALF OF LESSEE

A.Y. Novikov                                                 V.V. Bergulev
General Director                                             General Director

Date                                                         Date